Great-West Life & Annuity Insurance Company

A Stock Company

[8515 East Orchard Road                  Greenwood Village, CO 80111]

Guaranteed Lifetime Withdrawal Benefit Rider (“Rider”)

PLEASE READ THE RIDER CAREFULLY.

Great-West Life & Annuity Insurance Company (“Great-West”) has issued this Rider as part of the Contract to which it is attached. This Rider provides an annual withdrawal amount that is guaranteed for the lifetime of the Covered Person(s) subject to the terms of this Rider. Great-West agrees, subject to the terms and conditions of the Rider, to provide benefits set forth in the Rider while the Rider is in force.

All provisions of the Contract that do not conflict with the Rider apply to this Rider. Where there is any conflict between the Rider provisions and the Contract provisions, the Rider provisions prevail.

The Rider is issued to the Owner(s) shown on the Rider Data Page. It takes effect on the Rider Election Date shown on the Rider Data Page.

The Rider has no cash value or surrender value.

The Rider does not pay dividends or death benefits.

Non-Participating.

Non-Assignable.

Signed for Great-West Life & Annuity Insurance Company on the issuance of the Rider.

[Richard Schultz,]	[Mitchell T.G. Graye,]
[Secretary]	[President and Chief Executive Officer]

RIDER DATA

Rider Election Date:	[Business Day upon which Rider Contributions are first allocated to a Covered Fund]
Owner:	[John B. Doe]
Initial Benefit Base:	[Covered Fund Value on Rider Election Date]
Maximum Benefit Base:	[$5,000,000]
Ratchet Date:	[Anniversary Date]
Interest Rate Reset Date:	[Anniversary of Initial Installment Date]

Guaranteed Withdrawal Percentage:

Guaranteed Annual Withdrawal (GAW)%
10 yr T	[59 1/2 - 64]	[65 – 69]	[70+]
[<4%]	[3.00%]	[4.00%]	[4.50%]
[4% - 5%]	[3.15%]	[4.50%]	[4.95%]
[5% - 6%]	[3.85%]	[5.50%]	[6.05%]
[6% - 7%]	[4.55%]	[6.50%]	[7.15%]
[7% - 8%]	[5.25%]	[7.50%]	[8.25%]
[8%+]	[5.60%]	[8.00%]	[8.30%]

* If there are Joint Covered Persons, a single GAW% is calculated based on the age of the younger Covered Person and then an additional adjustment of [0.90] is applied. This rate is the Joint GAW%.

Annual Charges:

Current Guarantee Benefit Fee:	[1.0%] of Income Segment Account Value
Minimum Guarantee Benefit Fee:	.70% of Income Segment Account Value
Maximum Guarantee Benefit Fee:	1.5% of Income Segment Account Value

TABLE OF CONTENTS

Section 1	DEFINITIONS

Section 2	RIDER ELECTION

Section 3	THE GLWB ACCUMULATION PHASE AND THE CALCULATION OF THE BENEFIT BASE

Section 4	GAW PHASE

Section 5	IMPACT OF WITHDRAWALS ON GUARANTEED MINIMUM DEATH BENEFIT

Section 6	GLWB SETTLEMENT PHASE

Section 7	BENEFIT BASE CAP

Section 8	GUARANTEE BENEFIT FEE

Section 9	ASSET MANAGEMENT FEES

Section 10	RIDER TERMINATION

Section 11	MISSTATEMENT OF AGE OR DEATH

Section 11	NO TRANSFER OR ASSIGNMENT OF RIDER

SECTION 1: DEFINITIONS

The following definitions are applicable to the Rider only. All terms defined in the Contract that are used in the Rider have the same definition as in the Contract.

10 Year Treasury Yield (10YR) – The U.S. Treasury 10 Year Yield as of the end of the last Business Day of the previous week as reported by the United States Department of Treasury.

Benefit Base – The amount that is multiplied by the Guaranteed Annual Withdrawal Percentage to calculate the Guaranteed Annual Withdrawal. The Benefit Base increases dollar-for-dollar upon any Rider Contribution and is reduced proportionately (as illustrated in Sections 3.03 and 4.07) for an Excess Withdrawal. The Benefit Base can also increase with positive Covered Fund performance on the Ratchet Date and may also be adjusted on the Ratchet Date pursuant to the terms of Section 4.05. Each Covered Fund will have its own Benefit Base. A Covered Fund cannot be transferred to another Covered Fund.

Covered Fund – Interests in Sub-Account(s) designed for the GLWB, as follows:

•	[Maxim SecureFoundationSM Balanced Portfolio – L Share]

•	Any other fund approved by Great-West for the GLWB

Covered Fund Value– The aggregate value of each Covered Fund.

Covered Person(s) – For purposes of the Rider, the person(s) whose age determines the Guaranteed Annual Withdrawal Percentage and on whose life the Guaranteed Annual Withdrawal Amount will be based. If there are two Covered Persons, the Guaranteed Annual Withdrawal Percentage will be based on the age of the younger life and the Installments can continue until the death of the second life. The Covered Person(s) must be a natural person and the Owner. A Joint Covered Person must be the Owner’s Spouse and: (i) a Joint Owner (if permitted); or (ii) the 100% primary beneficiary under the Contract.

Distributions – Amounts paid from a Covered Fund, including but not limited to partial and systematic withdrawals and Installments.

Excess Withdrawal – An amount either distributed or transferred from the Covered Fund(s) during the GLWB Accumulation Phase or any amount combined with all other amounts that exceeds the annual GAW during the GAW Withdrawal Phase. The Excess Withdrawal reduces the Benefit Base, pursuant to Section 3.03 and Section 4.07. The Guarantee Benefit Fee, the mortality and expense charge and any other fee or charge assessed to the Covered Fund Value as directed by a financial advisor and as agreed to by Great-West shall not be treated as a Distribution or Excess Withdrawal for this purpose.

Guaranteed Annual Withdrawal (GAW) – The annualized withdrawal amount that is guaranteed for the lifetime of the Covered Person(s) subject to the terms of this Rider. GAWs are always considered Installments.

Guaranteed Annual Withdrawal Percentage (GAW%) –The percentage of the Benefit Base that determines the amount of the GAW. This percentage is based on the age of the youngest Covered Person(s) at the time of the first Installment pursuant to Section 4.01.

GAW Phase – The period of time between the Initial Installment Date and the first day of the GLWB Settlement Phase.

Guarantee Benefit Fee – The fee described in Section 7 of the Rider.

Guaranteed Lifetime Withdrawal Benefit (GLWB) – A payment option offered by this Rider that pays Installments during the life of the Covered Person(s). The Covered Person(s) will receive periodic payments in either monthly, quarterly, semiannual, or annual Installments that in total over a twelve month period equal the GAW.

GLWB Accumulation Phase – The period of time between the Rider Election Date and the Initial Installment Date.

GLWB Settlement Phase –The period when the Covered Fund Value has reduced to zero, but the Benefit Base is still positive. Installments continue under the terms of the Contract pursuant to Section 5.03.

Initial Calculation – The calculation used to determine the GAW% based on the Covered Person(s)’ age on the Initial Installment Date and dependent on joint or single Covered Person(s) pursuant to Section 4.01.

Initial Installment Date –The date of the first Installment under the GLWB, which must be a Business Day.

Installments – Periodic payments of the GAW made pursuant to Section 4.03.

Installment Frequency Options – The options listed in Section 4.03.

Interest Rate Reset– During the GAW Phase, an increase in the current GAW if the calculation described in Section 4.06 results in a greater GAW than the current GAW on the Ratchet Date.

Ratchet – An increase in the Benefit Base if the Covered Fund Value exceeds the current Benefit Base on the Ratchet Date, pursuant to Section 3.02 and Section 4.05.

Ratchet Date – During the GLWB Accumulation Phase, the Ratchet Date is the anniversary of the Owner’s Rider Election Date and each anniversary thereafter. During the GAW Phase, the Ratchet Date is the Initial Installment Date and each anniversary thereafter. If any anniversary is a non-Business Day, the Ratchet Date shall be the preceding Business Day for that year.

Rider – This document issued as part of the Contract to the Owner which specifies the benefits, rights, privileges, and obligations of the Owner and Great-West.

Rider Contributions – Owner directed amounts received and allocated to the Owner’s Covered Fund(s), including but not limited to Transfers from other assets in the Contract. If this Contract is a Qualified Annuity Contract, Rider Contributions may also include rollovers as defined under Sections 402(c), 403(b)(8), 408(d)(3) and 457(e)(16) of the Code. Reinvested dividends, capital gains, and settlements arising from the Covered Fund(s) will not be considered Rider Contributions for the purpose of calculating the Benefit Base but will affect the Covered Fund Value.

Rider Election Date –The Business Day when Rider Contributions are first allocated to a Covered Fund. The Rider Election Date shall be the date upon which the Initial Benefit Base is calculated and before the Owner attains the age of 85 years old.

Rider Transfer –The reinvestment or exchange of all or a portion of the Covered Fund Value to or from a Covered Fund to: (i) another Covered Fund; or (ii) any other Sub- Annuity Account(s) in the Annuity Account.

SECTION 2: RIDER ELECTION

2.01	RIDER ELECTION

An Owner makes a Rider election by investing in a Covered Fund through a Great-West approved method and pursuant to the terms of the Covered Fund prospectus. Great-West will record a Rider Election Date.

2.02	RIDER INVESTMENT RESTRICTIONS

The GLWB applies only to the Covered Fund Value subject to Section 6 of the Rider.

2.03	GLWB TERMINATION DUE TO THE BENEFIT BASE REDUCING TO ZERO

The GLWB is cancelled when the Owner causes the Covered Fund Value or Benefit Base to be reduced to zero prior to the GLWB Settlement Phase due to one or more Excess Withdrawals. If the GLWB is cancelled, the Benefit Base, GAW and any other benefit accrued or received under the GLWB shall terminate, provided however, that the Rider shall not terminate. The Owner shall not make a subsequent Transfer or a Rider Contribution into the same Covered Fund until at least ninety (90) calendar days after termination of the GLWB, at which point a new Rider Election Date shall be recorded. In such an event, the Benefit Base will be based on the current Covered Fund Value on the date the new GLWB is established.

SECTION 3: THE GLWB ACCUMULATION PHASE AND CALCULATION OF THE BENEFIT BASE

3.01	INITIAL BENEFIT BASE

The Initial Benefit Base is the sum of all Rider Contributions initially allocated to the Covered Fund(s) on the Rider Election Date.

3.02	ANNUAL ADJUSTMENTS TO BENEFIT BASE

On each Ratchet Date during the GLWB Accumulation Phase, the Benefit Base automatically adjusts to the greater of:

(a)	the current Benefit Base; or

(b)	the current Covered Fund Value.

3.03	EFFECT OF DISTRIBUTIONS AND TRANSFERS DURING THE GLWB ACCUMULATION PHASE

Any Transfer out of a Covered Fund to another annuity Sub-Account, including another Covered Fund, by the Owner during the GLWB Accumulation Phase will be an Excess Withdrawal. If the Owner Transfers any asset out of a Covered Fund, he or she shall be prohibited from making any Transfer into the same Covered Fund for at least ninety (90) calendar days.

At the time of any Distribution, if the Covered Person is [59.5] years of age or older, the Owner may elect to begin receiving Installments and establish his or her GAW% at that time. If the Owner chooses not to establish the GAW%, the Distribution will be treated as an Excess Withdrawal. If the Covered Person is not yet [59.5] years old, then any partial or periodic Distribution will be treated as an Excess Withdrawal.

In the event of any Excess Withdrawal, the Benefit Base will be adjusted by the ratio of the Covered Fund Value after the Excess Withdrawal to the Covered Fund Value immediately prior to the Excess Withdrawal.

The Owner is solely responsible for any adverse consequences that may result from any Distributions, Transfers or withdrawals. The Owner should consult with a financial advisor.

Numerical Example

Excess Withdrawals during the GLWB Accumulation Phase are illustrated as follows:

Covered Fund Value before the Excess Withdrawal adjustment = $50,000

Benefit Base = $100,000

Excess Withdrawal amount: $10,000

Covered Fund Value after adjustment= $50,000 - $10,000 = $40,000

Covered Fund Value adjustment = $40,000/$50,000 = 0.80

Adjusted Benefit Base = $100,000 x 0.80 = $80,000

3.04	DIVORCE DURING GLWB ACCUMULATION PHASE

If the Annuity Account is transferred or split pursuant to a settlement agreement or a court-issued divorce decree before the Initial Installment Date, the Owner(s) must immediately notify us and provide the information that we require.

If the former Spouse of the Owner becomes the sole Owner of the Annuity Account pursuant to a settlement agreement or a court-issued divorce decree, the Owner(s) may request that the Contract be reissued with the former Spouse as the sole Owner and Covered Person; otherwise the Contract and Rider will be terminated. If the Contract is so reissued, the current Benefit Base will be maintained.

If the Annuity Account is divided between the Owner and the Owner’s former Spouse pursuant to a settlement agreement or a court-issued divorce decree, the Owner(s) may request that the Contract be reissued as one new Contract with one of the former Spouses as sole Owner and Covered Person, or as two new Contracts, each with one of the former Spouses as Owner and Covered Person; otherwise the Contract and Rider will be terminated. If the Contract is reissued as one new Contract, the Benefit Base will be proportionate to the share of the Covered

Fund Value allocated to the former Spouse as of the date of reissuance. If the Contract is reissued as two new Contracts, the Benefit Base will be divided in the same proportion as the respective Covered Fund Values as of the date of reissuance.

3.05	DEATH DURING GLWB ACCUMULATION PHASE

In the case of a Nonqualified Contract, if an Owner dies before the Initial Installment Date, the GLWB will terminate and the Covered Fund Value shall be paid to the Beneficiary in accordance with the terms of the Contract (unless an election is made by a Spouse Beneficiary as provided in this section).

If a Spouse Beneficiary who was legally married to the deceased Owner under applicable federal law as of the date of death becomes the sole Owner under the terms of the Contract, the Spouse Beneficiary may maintain the deceased Owner’s current Benefit Base as of the date of death. A Spouse Beneficiary also has the option to establish a new Annuity Account with a new Benefit Base based on the current Covered Fund Value on the date the Annuity Account is established, in which case a new Contract and Rider will be issued to the Spouse. In either situation, the Spouse Beneficiary shall become the sole Owner and Covered Person, and the Ratchet Date will be the date when the Spouse’s Beneficiary’s Annuity Account is established. The new Owner and Covered Person will be subject to all terms and conditions of the Rider, Contract and the Code, if applicable. Any election made by a Spouse Beneficiary pursuant to this section is irrevocable.

A non Spouse Beneficiary or Owner cannot elect to maintain the Benefit Base. Upon the death of the Owner, the deceased Owner’s Covered Value will be liquidated and will be transferred into the Money Market Sub-Account(s), or any other fund as approved by Great-West, and the Death Benefit payable under the Contract will be paid to the non Spouse Beneficiary.

SECTION 4: GAW PHASE

4.01	CALCULATION OF GUARANTEED ANNUAL WITHDRAWAL

The GAW is calculated by multiplying the Benefit Base by the GAW%, based on the 10 Year Treasury Yield (10YR) and the age of the Covered Person(s) on the Initial Installment Date. If a Request is made to begin Installments, Great-West shall compare the current Benefit Base to the current Covered Fund Value on the Initial Installment Date. If the Covered Fund Value exceeds the Benefit Base, the Covered Fund Value shall become the Benefit Base and the GAW shall be based on that amount. The Installment equals the GAW divided by the number of payments per year under the elected Installment Frequency Option, as defined in Section 4.03. The Owner must provide information sufficient for Great-West to determine the age of each Covered Person. Installments shall not begin and an Initial Installment Date shall not be recorded until Great-West receives appropriate information about the Covered Person(s) in good order and in manner reasonably satisfactory to Great-West.

Single Covered Person: Installments may not begin until a single Covered Person attains age [59.5].

Joint Covered Person: If there are Joint Covered Persons, Installments may not begin until both Covered Persons reach age [59.5]. If there are Joint Covered Persons, a single GAW% is calculated based on the age of the younger Covered Person and then an additional adjustment of [0.90] is applied. This establishes the Initial Calculation.

If the Contract is not held jointly, the Owner’s Spouse must be the sole Beneficiary. Installments will not begin until such change is made.

Any Distribution taken before the youngest Covered Person attains age [59.5] shall be considered an Excess Withdrawal, pursuant to Section 3.03. No Rider Contributions shall be made to the Covered Fund(s) on and after the Initial Installment Date.

If the Contract is a Qualified Annuity Contract, RMDs during the GAW Phase are not Excess Withdrawals if the required distribution causes the total Distributions to exceed the GAW amount. The Benefit Base will not be reduced for an RMD installment to the extent the RMD amount is attributable to the Covered Fund(s).

The GAW% for a Single Covered Person is calculated by multiplying the 10YR by the Age Adjustment, subject to a minimum and maximum GAW%, based on the schedule below. The GAW% schedule is as follows:

Guaranteed Annual Withdrawal (GAW)%
10 yr T	[59 1/2 - 64]	[65 – 69]	[70+]
[<4%]	[3.00%]	[4.00%]	[4.50%]
[4% - 5%]	[3.15%]	[4.50%]	[4.95%]
[5% - 6%]	[3.85%]	[5.50%]	[6.05%]
[6% - 7%]	[4.55%]	[6.50%]	[7.15%]
[7% - 8%]	[5.25%]	[7.50%]	[8.25%]
[8%+]	[5.60%]	[8.00%]	[8.30%]

4.02	NUMERICAL EXAMPLES OF THE GUARANTEED ANNUAL WITHDRAWAL

Scenario #1:	72 Year Old Single Covered Person
10YR = 5.42%

Benefit Base = $80,000

Single GAW%: 6.05%, (row: 5% - 6%; column: 70+)

GAW = $4,840 ($80,000 x 6.05%)

Scenario #2:	68 Year Old Joint Covered Person with a 63 Year Old Spouse
10YR Rate = 6.44%

Benefit Base = $80,000

Single GAW%: 4.55% (row: 6% -7%; column: 59 1/2 - 64)

Joint GAW% = 4.55% x 0.90 = 4.095% (Single GAW% x Joint Withdrawal Adjustment)

GAW = $3,276 ($80,000 x 4.095%)

Scenario #3:	60 Year Old Single Covered Person
10YR = 3.7%

Benefit Base = $80,000

Single GAW%: 3.0% (row: <4%; column: 59 1/2 - 64)

GAW = $2,400 ($80,000 x 3.0%)

Scenario #4:	71 Year Old Joint Covered Person with a 65 Year Old Spouse
10YR = 3.0%

Benefit Base = $80,000

Single GAW%: 4.00% (row: <4%; column: 65 - 69)

Joint GAW% = 4.00% x 0.90 = 3.60% (Single GAW% x Joint Withdrawal Adjustment)

GAW = $2,880 ($80,000 x 3.6%)

4.03	INSTALLMENT FREQUENCY OPTIONS

Installment Frequency Options are as follows:

(a) Annual – the GAW will be paid on the Initial Installment Date and each anniversary annually thereafter.

(b) Semi-Annual – one-half of the GAW will be paid on the Initial Installment Date and in Installments every 6 month anniversary thereafter.

(c) Quarterly – one-quarter of the GAW will be paid on the Initial Installment Date and in Installments every 3 month anniversary thereafter.

(d) Monthly – one-twelfth of the GAW will be paid on the Initial Installment Date and in Installments every monthly anniversary thereafter.

If an Installment is scheduled to be made on a non-Business Day, the Installment shall be paid on the next Business Day.

4.04	EFFECT OF INSTALLMENTS ON COVERED FUND VALUE

Installments will reduce the Covered Fund Value on a dollar-for-dollar basis.

4.05	ADJUSTMENT DURING THE GAW PHASE

On the Ratchet Date, Great-West will determine the Interest Rate Reset and the Ratchet pursuant to Section 4.06 below and determine if either of these calculations would result in a higher GAW, subject to the provisions set forth below. In the event that an Interest Rate Reset or Ratchet occurs, the GAW will automatically increase and the Benefit Base will be adjusted to equal the current Covered Fund Value. An Interest Rate Reset may result in either a higher or lower Benefit Base than the previous year

4.06	CALCULATION OF ADJUSTMENT IN GAW PHASE

On the Ratchet Date, Great-West shall first determine if an Interest Rate Reset is applicable. If an Interest Rate Reset is applicable, the GAW will automatically increase to the higher GAW amount. Great-West will then determine if a Ratchet is applicable and results in a higher GAW. If a Ratchet is applicable, the Benefit Base will automatically increase to the current Covered Fund Value. If neither calculation results in a higher GAW, then no adjustment to the GAW will be made.

(1)	Interest Rate Reset – Great-West will calculate the GAW by multiplying the Covered Fund Value by the Current 10YR, and comparing it to the Initial Calculation, to determine if it is higher than the previous GAW. If so, the GAW will adjust to the higher amount.

(2)	Ratchet – Great-West will compare the Covered Fund Value to determine if it exceeds the Benefit Base. If so, the Benefit Base will be adjusted to equal the current Covered Fund Value.

Numerical Example #1:	When Interest Rate Reset is More Beneficial than Ratchet:

On Initial Installment Date:	71 Year Old Single Covered Person

Covered Fund Value = $108,000

Benefit Base = $120,000

10 YR on Initial Installment Date = 5.76%

GAW% = 6.05% (row: 5% - 6%; column: 70+)

GAW = $7,260 (GAW% of 6.05% x Benefit Base of $120,000)

On 5th Anniversary of Initial Installment Date:	Customer is now a 75 Year Old Single Covered Person Covered Fund Value - $90,000 Current 10 YR = 7.41%

Interest Rate Reset:	•	GAW% = 8.25% (row: 7% - 8%; column: 70+)
	•	Interest Rate Reset Calculation = $7,425 (GAW% of 8.25%x Covered Fund Value of $90,000)
	•	Since Interest Rate Reset calculation of $7,425 is higher than current GAW of $7,260 then the new GAW = $7,425

Ratchet:	•	Ratchet Calculation = $5,445 (GAW% of 6.05% x Covered Fund of $90,000)
	•	Since Ratchet Calculation is lower than the current GAW of $7,260 then no Ratchet

Result:	•	NEW GAW = $7,425
	•	NEW BENEFIT BASE = $90,000
	•	NEW GAW% = 8.25%

Numerical Example #2:		When Ratchet is More Beneficial than Interest Rate Reset:

On Initial Installment Date:		71 Year Old Single Covered Person
Covered Fund Value = $108,000
Benefit Base = $120,000
10 YR on Initial Installment Date = 5.76%
GAW% = 6.05% (row: 5% - 6%; column: 70+)
GAW = $7,260 (GAW% of 6.05% x Benefit Base of $120,000)
On 5th Anniversary of
Initial Installment Date:		Customer is now a 75 Year Old Single Covered Person
Covered Fund Value - $140,000
Current 10 YR = 3.98%
Interest Rate Reset:
	•	GAW% = 4.50% (row: <4%; column: 70+)
	•	Interest Rate Reset Calculation = $6,300 (GAW% of 4.50% x Covered Fund Value of $140,000)
	•	Since Interest Rate Reset calculation of $6,300 is lower than current GAW of $7,260 then the GAW = $7,260

Ratchet	•	Ratchet Calculation = $8,470 (GAW% of 6.05% x Covered Fund Value of $140,000)
	•	Since Ratchet Value Calculation of $8,470 is higher than the current GAW of $7,260 then the new GAW = $8,470

Result:	•	NEW GAW = $8,470
	•	NEW BENEFIT BASE = $140,000
	•	GAW% = 6.05% (no change)

Numerical Example #3:	Neither Ratchet nor Interest Rate Reset is beneficial:

On Initial Installment Date:	71 Year Old Single Covered Person

Covered Fund Value = $108,000

Benefit Base = $120,000

10 YR on Initial Installment Date = 5.76%

GAW% = 6.05% (row: 5% - 6%; column: 70+)

GAW = $7,260 (GAW% of 6.05% x Benefit Base of $120,000)

On 5th Anniversary of
Initial Installment Date:	Customer is now a 75 Year Old Single Covered Person Covered Fund Value - $100,000 Current 10 YR = 4.54%

Interest Rate Reset:
• GAW% = 4.95% (row: 4% - 5%; column: 70+)
• Interest Rate Reset Calculation = $4,950 (GAW% of 4.95% x Covered Fund Value of $100,000)
• Since Interest Rate Reset calculation of $4,950 is lower than current GAW of $7,260 then the GAW = $7,260

Ratchet
• Ratchet Calculation = $6,050 (GAW% of 6.05% x Covered Fund Value of $100,000)
• Since Ratchet Value Calculation of $6,050 is lower than the current GAW of $7,260 then the GAW = $7,260

Result:
No Change: GAW, Benefit Base and GAW% stay the same as prior year
GAW = $7,260 (no change)
BENEFIT BASE = $120,000 (no change)
GAW% = 6.05% (no change)

4.07	EFFECT OF EXCESS WITHDRAWALS DURING THE GAW PHASE

After the Initial Installment Date, a Distribution or Transfer combined with all other amounts in excess of the GAW will be considered an Excess Withdrawal. The Benefit Base will be reduced by the ratio of the new Covered Fund Value (after the Excess Withdrawal) to the previous Covered Fund Value (immediately preceding the Excess Withdrawal) If an Excess Withdrawal occurs, the GAW and current Benefit Base will be adjusted on the next Ratchet Date.

Numerical Example:

Covered Fund Value before GAW = $55,500

Benefit Base = $100,000

GAW % = 5.5%

GAW Amount = $100,000 x 5.5% = $5,500

Total annual withdrawal: $10,500

Excess Withdrawal = $10,500 – $5,500 = $5,000

Covered Fund Value after GAW = $55,500 – $5,500 = $50,000

Covered Fund Value after Excess Withdrawal = $50,000 – $5,000 = $45,000

Covered Fund Value Adjustment due to Excess Withdrawal = $45,000/$50,000 = 0.90

Adjusted Benefit Base = $100,000 x 0.90 = $90,000

Adjusted GAW Amount = $90,000 x 5.5% = $4,950

(Assuming no GAW increase on succeeding Ratchet Date)

4.08	CHANGE OF INSTALLMENT FREQUENCY DURING GAW PHASE

The Owner may Request to change the Installment Frequency Option starting on each Ratchet Date during the GAW Phase.

At any time during the GAW Phase, the Owner who is receiving Installments more frequently than annually may elect to take a lump sum Distribution up to the remaining scheduled amount of the GAW for that year. It is the Owner’s responsibility to monitor the remaining Distributions from the Rider and suspend the remaining Installments that are scheduled to be paid during the year until the next Ratchet Date. If the Owner fails to suspend remaining Installments for the year, an Excess Withdrawal may occur. If the Owner does not elect to recommence Installments 30 calendar days prior to the Ratchet Date, no additional Installments shall be made until Owner notifies Great-West 30 calendar days prior to the next Ratchet Date. The Owner’s current Ratchet Date shall remain in effect while Installments are suspended.

The Owner is solely responsible for any adverse consequences that may result from any Distributions or withdrawals. The Owner should consult with a financial advisor prior to making any withdrawals.

4.09	DOLLAR COST AVERAGING

If the Owner elected Dollar Cost Averaging pursuant to the Contract, and Dollar Cost Averaging is still in effect on the date that the GAW Phase under the Rider begins, Great-West will allocate any contributions or Transfers to the Covered Fund(s) to the Money Market Sub-Account(s), or any other fund as approved by Great-West’s, unless otherwise Requested.

4.10	DIVORCE DURING GAW PHASE

If the Annuity Account is transferred or split pursuant to a settlement agreement or a court-issued divorce decree after the Initial Installment Date but before the GLWB Settlement Phase, the Owner(s) must immediately notify Great-West and provide the information that Great-West requires.

If the former Spouse of the Owner becomes the sole Owner of the Annuity Account, the Owner(s) may request that the Contract be reissued as a new Contract with the former Spouse as the sole Owner and Covered Person; otherwise, the Contract will be terminated and any remaining Covered Fund Value will be distributed to the former

Spouse of the Owner in accordance with the terms of the Contract. If the Contract is reissued, the current Benefit Base will be maintained but a new GAW will be computed pursuant to Section 4.01 if and when the new Owner becomes eligible to elect, and elects, to receive the GAW. A new Ratchet Date will be established for the new Owner on the date the new Contract and Rider are issued.

If the Annuity Account is divided between the Owner and the Owner’s former Spouse, the Owner(s) may request that the Contract be reissued as one new Contract with one of the former Spouses as Owner and Covered Person, or as two new Contracts, each with one of the former Spouses as Owner and Covered Person; otherwise the Contract will be terminated. If the Contract is reissued as one new Contract, the Benefit Base will be proportionate to the Owner’s share of the Covered Fund Value as of the date of reissuance. If the Contract is reissued as two new Contracts, the Benefit Base will be divided in the same proportion as the respective Covered Fund Values as of the date of reissuance. The GAWs will be calculated based on the Single Covered Person GAW% in Section 4.01 after the Annuity Accounts are split, and new Ratchet Dates will be established for each Owner on the date the Annuity Accounts are split. In the alternative, the former Spouse of the Owner may establish a new GLWB in the GLWB Accumulation Phase with the Benefit Base based on the current Covered Fund Value on the date his or her Annuity Account is established.

4.11	PAYMENTS ON DEATH DURING GAW PHASE

Single Covered Person

If an Owner dies after the Initial Installment date without a second Covered Person, the GLWB will terminate and no further Installments will be paid. If the death occurs before the GLWB Settlement Phase, the remaining Covered Fund Value will be liquidated and will be transferred into the Money Market Sub-Account(s), or any other fund as approved by Great-West, and distributed to the Beneficiary. If permitted by the Contract and the Code, if applicable, the Beneficiary may elect to have a new Contract issued with the Beneficiary as the sole Owner and Covered Person and Owner, in which event an initial Benefit Base will be established and he or she will be subject to all terms and conditions of the Contract and the Code, if applicable. Any election made by the Beneficiary is irrevocable.

Joint Covered Persons

Upon the death of an Owner after the Initial Installment Date, and while a second Covered Person who was legally married to the deceased Owner under applicable federal law on the date of death is still living, the surviving Covered Person will become the sole Owner (if permitted by the terms of the Contract and the Code, if applicable), and he or she will acquire all rights under the Contract and will continue to receive GAWs based on the deceased Owner’s election. Installments may continue to be paid to the surviving Covered Person based on the GAW% for Joint Covered Persons in Section 5.01. Installments will continue to be paid to the surviving Covered Person until his or her death, at which time the GLWB will terminate and no further Installments will be paid. Upon the surviving Covered Person’s death, the surviving Covered Person’s beneficiary will receive any remaining Covered Fund Value if such death occurs before the GLWB Settlement Phase. Alternatively, the surviving Covered Person may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution. In either situation the Ratchet Date will be the date when the Annuity Account is established. To the extent to that the surviving Covered Person becomes the sole Owner, he or she will be subject to all terms and conditions of the Contract, the Rider and the Code, if applicable.

Any election made by the Beneficiary pursuant to this section is irrevocable.

SECTION 5: IMPACT OF WITHDRAWALS ON GUARANTEED MINIMUM DEATH BENEFIT

Distributions and Excess Withdrawals will reduce the death benefit on a pro-rata basis.

Numerical Example

Sum of Contract and Rider Contributions = $50,000

Annuity Account Value = $40,000

Withdrawal amount - $4,000

Adjustment = $36,000 ($40,000 - $4,000)/$40,000 = 0.90

Guaranteed Minimum Death Benefit - $45,000 ($50,000 x .0.90)

SECTION 6: GLWB SETTLEMENT PHASE

6.01	RIDER RIGHTS AND BENEFITS

During the GLWB Settlement Phase, rights to receive Installments will continue but all other rights and benefits under the Rider will terminate.

6.02	FEES

The Guarantee Benefit Fee described in Section 8 will not be deducted during the GLWB Settlement Phase.

6.03	INSTALLMENTS

If the Covered Fund Value is less than the amount of the final Installment in the GAW Phase, Great-West will pay the remaining balance of the Installment within [7] days from the Installment Date.

Installments will continue in the same frequency as previously elected, and cannot be changed during the GLWB Settlement Phase.

6.04	DIVORCE DURING THE GLWB SETTLEMENT PHASE

If a Request is made in connection with a divorce, Great-West will divide the Installment pursuant to the terms of any settlement or court-ordered divorce decree, but Installments will not continue beyond the date on which they would have otherwise terminated had the divorce not occurred.

6.05	DEATH DURING THE GLWB SETTLEMENT PHASE

When the last Covered Person dies during the GLWB Settlement Phase, the GLWB will terminate and no additional Installments will be paid to the Beneficiary.

SECTION 7: BENEFIT BASE CAP

The Benefit Base may not exceed [$5 million]. Any value over [$5 million] will be considered excess Covered Fund Value and will not be used to calculate GAWs or the Guarantee Benefit Fee described in Section 8. An Owner may Transfer or Distribute any excess Covered Fund Value on a dollar for dollar basis without reducing the Benefit Base. However, if the Covered Fund Value falls below [$5 million] based on Excess Withdrawals, the Benefit Base will adjust pursuant to the terms of the Contract.

SECTION 8: GUARANTEE BENEFIT FEE

8.01	DEDUCTION OF THE GUARANTEE BENEFIT FEE

The annual Guarantee Benefit Fee is set forth on the Rider Data page. The Guarantee Benefit Fee will be deducted from the Owner’s Covered Fund Value not later than the 10th Business Day of the month following the calendar quarter end. [One-fourth] of the Guarantee Benefit Fee is deducted on a [quarterly] basis in arrears by the surrender of Sub-Account units. The Guarantee Benefit Fee will be calculated based on the Owner’s Covered Fund Value as of the date of the deduction. The first Guarantee Benefit Fee calculated will be pro-rated based on the portion of the quarter of the Rider Election Date.

Great-West reserves the right to change the frequency of the deduction, but will notify the Owner in writing at least thirty (30) calendar days prior to the change. The Guarantee Benefit Fee will be divided by [four] on the date Great-West charges the fee. The Guarantee Benefit Fee is withdrawn solely from the Covered Fund(s).

Upon and termination of the Rider, a final pro-rated Guarantee Benefit Fee will be deducted based on the portion of the last quarter that the GLWB Rider was in effect.

The Guarantee Benefit Fee is not deducted during the Owner’s GLWB Settlement Phase.

8.02	CHANGES TO THE GUARANTEE BENEFIT FEE

Great-West reserves the right to change the Guarantee Benefit Fee at any time and for any reason upon thirty (30) days written notice to the Owner, subject to the minimum and maximum set forth on the Rider Data page. Any change to the Guarantee Benefit Fee will affect all assets in the Covered Fund(s).

8.03	IMPACT OF GUARANTEE BENEFIT FEE ON DEATH BENEFIT

The Guarantee Benefit Fee will have no impact on the Guaranteed Minimum Death Benefit (Option 2.)

SECTION 9: ASSET MANAGEMENT FEES

The Owner may make a withdrawal of up to 1.50% of the Covered Fund Value to pay for asset management and/or advisory service fees associated with the Contract and Rider without the withdrawal being considered an Excess Withdrawal. If these fees exceed 1.5% of the Covered Fund Value, and the entire amount of the fees are withdrawn from the Covered Fund Value, the amount withdrawn above the 1.5% limit will be considered an Excess Withdrawal and will reduce the Benefit Base, pursuant to Section 3.03 and Section 4.

SECTION 10: RIDER TERMINATION

The Rider will terminate upon the earlier of:

(a)	the date of death of the Owner if there is no surviving Covered Person;

(b)	the date there is no longer a Covered Person under the Rider;

(c)	the date the Contract is terminated;

(d)	the date the Benefit Base is reduced to zero prior to the GLWB Settlement Phase due to one or more Excess Withdrawals

(e)	the Annuity Commencement Date, if no Installments have been taken; or

(f)	when the Guarantee Benefit Fee is not received by the Company subject to the provisions of Section 8.

SECTION 11: MODIFICATION OF COVERED FUNDS

Great-West may, without the consent of the Owner, offer new Covered Fund(s) or cease offering Covered Fund(s). Great-West will notify the Owner whenever the Covered Fund(s) are changed. Great-West shall complete the allocations between the Covered Fund(s) as disclosed in the notice as of the effective date of the change. Such allocation will remain in effect until the date Great-West receives a Request for a different allocation.

SECTION 12: NO TRANSFER OR ASSIGNMENT OF RIDER

The interests of an Owner in this Rider may not be transferred, sold, assigned, pledged, charged, encumbered, or in any way alienated.